ShoreTel Reports Financial Results for Second Quarter Fiscal Year 2015

Hosted Bookings Grew 36 Percent Compared to Second Fiscal Quarter 2014; Achieved Records in Both Revenue and Non-GAAP Net Income

SUNNYVALE, Calif., Jan. 28, 2015 /PRNewswire/ -- ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple phone systems and unified communications solutions, today announced financial results for the second quarter of fiscal 2015, which ended December 31, 2014.

For the second quarter of fiscal 2015, total revenue was a record $90.9 million, an increase of 8 percent compared to the second quarter of fiscal 2014. Non-GAAP net income, which excludes stock-based compensation charges, amortization of acquisition-related intangibles, other charges and related tax adjustments, for the second quarter of fiscal year 2015, was $5.4 million, or $0.08 per diluted share. This compares with a non-GAAP net income of $3.2 million, or $0.05 per diluted share, in the second quarter of fiscal 2014. GAAP net loss was $6.8 million, or $0.11 per diluted share, in the second quarter of fiscal 2015, compared with a GAAP net loss of $0.9 million, or $0.02 per share, in the second quarter of fiscal 2014.

"We've continued our business momentum with investments in growth while also improving our key financial metrics. The acceleration of our hosted bookings in the December quarter resulted in 33 percent growth for calendar year 2014, showing the effectiveness of the strategic actions we launched a year ago," said Don Joos, president and CEO of ShoreTel. "We've made continued progress in the development of our common platform, which we expect to introduce at our partner conference in April."

Second Quarter of Fiscal 2015 Financial Highlights

Recurring revenues, which now consist of all revenue from hosted and related services plus support revenues from support and services, represented 46 percent of total revenue in the second quarter of fiscal 2015 and reached an annualized value of $166 million; an increase of 17 percent compared to the second quarter of fiscal 2014. The company adjusted its methodology for calculating its recurring revenue metrics to better reflect the predictability of the business and align with the reporting of its industry peers.

Non-GAAP total gross margin, which excludes stock-based compensation charges, amortization of acquisition-related intangibles and other charges, for the second quarter of fiscal year 2015, was 62.9 percent, compared with 60.7 percent in the year-ago period. GAAP gross margin for the second quarter of fiscal year 2015 was 60.8 percent, compared with 59.0 percent in the second quarter of fiscal year 2014.

Hosted revenues of $25.8 million were up 19 percent year-over-year and 3.5 percent sequentially. Non-GAAP hosted gross margin was 45.4 percent in the second quarter of fiscal 2015, compared with 39.8 percent in the second quarter of fiscal 2014. GAAP hosted gross margin for the second quarter of fiscal year 2015 was 39.2 percent, compared with 35.2 percent in the second quarter of fiscal year 2014. The total number of installed customer seats increased 24 percent over the second quarter of fiscal 2014 to approximately 167,500. Revenue churn was approximately 4.5 percent annualized in the second quarter of fiscal 2015.

Product revenues of $46.9 million were up 1 percent year-over-year and down 2 percent sequentially. Non-GAAP product gross margin was 67.0 percent in the second quarter of fiscal 2015, compared with 65.5 percent in the second quarter of fiscal 2014. GAAP product gross margin for the second quarter of fiscal year 2015 was 66.7 percent, compared with 64.9 percent in the second quarter of fiscal year 2014.

Support and services revenues of $18.2 million were up 12 percent year-over-year and 2 percent sequentially. Non-GAAP support and service gross margin was 77.0 percent in the second quarter of fiscal 2015, compared with 74.8 percent in the second quarter of fiscal 2014. GAAP support and service gross margin for the second quarter of fiscal year 2015 was 76.4 percent, compared with 74.0 percent in the second quarter of fiscal year 2014.

As of December 31, 2014 the company had $75.7 million in cash, cash equivalents and short-term investments and no outstanding debt. The company generated $11.8 million in cash flow from operations in the quarter ended December 31, 2014.

Second Quarter of Fiscal 2015: Unusual Items

The second quarter of fiscal 2015 results include four unusual items totaling $8.9 million that are outside of the company's normal business operations. The related cash usage from these unusual items in the second quarter was $0.6 million. The company does not consider these items to be core to its ongoing business operations and therefore these results have been excluded from the non-GAAP financial results.

The company recorded a $0.5 million charge against its cost of hosted revenues due to a dispute with an equipment leasing vendor.

The company recorded a general and administrative expense of $6.7 million due to an arbitration ruling and a subsequent tentative settlement on escrow claims related to the acquisition of M5 Networks, which the company acquired in March 2012.

The company recorded a general and administrative expense of $1.1 million related to a proposed IRS audit assessment for the 2008-2012 tax years.

The company recorded a general and administrative expense of $0.6 million for outside professional fees related to its evaluation of an unsolicited proposal received in the December 2014 quarter.

Selected Operational Metrics

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
Recurring Revenue as a Percent of Total Revenue(1)	46%	44%	44%	44%	42%

Recurring Revenue as a Percent of Total Revenue(2)	41%	39%	38%	40%	37%

Annual Recurring Revenue Run Rate (in millions)(1)	$ 165.9	$ 160.1	$ 154.4	$ 146.4	$ 141.4

Annual Recurring Revenue Run Rate (in millions)(2)	$ 148.3	$ 142.3	$ 136.2	$ 130.3	$ 125.6

Cloud Average Monthly Recurring Revenue Per Customer(3)	$ 2,357	$ 2,391	$ 2,434	$ 2,406	$ 2,421

Cloud Average Monthly Recurring Revenue Per Customer(4)	$ 1,952	$ 1,963	$ 1,974	$ 1,978	$ 1,982

Cloud Monthly Average Revenue Per User (ARPU)(3)	$ 52	$ 53	$ 55	$ 54	$ 55

Cloud Monthly Average Revenue Per User (ARPU)(4)	$ 43	$ 44	$ 44	$ 45	$ 45

Cloud Average # of Seats per Customer	45	45	45	44	44

Cloud Revenue Churn Rate Annualized	4.5%	2.3%	4.9%	5.1%	3.6%

Non-GAAP Gross Margin-Product	67.0%	65.5%	64.6%	64.2%	65.5%

Non-GAAP Gross Margin-Hosted and related services	45.4%	42.1%	43.7%	41.1%	39.8%

Non-GAAP Gross Margin-Support and Services	77.0%	77.0%	75.9%	75.4%	74.8%

Total Company Headcount	1,010	989	954	930	925

(1)

Effective the December 2014 quarter the company adjusted its methodology for calculating its recurring revenue metrics to better reflect the predictability of the business and align with the reporting of its industry peers. Recurring revenues now consist of all revenue from hosted and related services plus support revenues from support and services.

(2)

Prior to the December 2014 quarter, the company's previous methodology for calculating its recurring revenue metrics consisted of a portion of revenues from its hosted and related services plus support revenues from support and services.

(3)

Effective the December 2014 quarter the company adjusted its methodology for calculating its cloud monthly recurring revenue metrics to better reflect the predictability of the business and align with the reporting of its industry peers. These metrics now use all revenue from hosted and related services.

(4)	Prior to the December 2014 quarter, the company's previous methodology for calculating its cloud monthly recurring revenue metrics used a portion of revenues from its hosted and related services.

Second Quarter of Fiscal 2015 Business Highlights

ShoreTel Ranked Highest Vendor in Customer Loyalty, Service and Value, Finds Nemertes Study

According to a recent Nemertes Research study, ShoreTel rates best among leading UC and IP Telephony vendors in customer loyalty, service and value by IT professionals.

For Nemertes' 2014 Unified Communications and Collaboration PilotHouse program, 500 IT decision-makers were asked to identify, rate and weight their primary providers in various areas including IP Telephony and integrated Unified Communications. Weightings and ratings were combined with Nemertes' assessment scores for provider strategy and financial viability. ShoreTel was named the top provider overall for Enterprise IP Telephony, beating out Microsoft, Cisco, and Avaya.

IT professionals who use ShoreTel for Unified Communications suites ranked it highest in customer service, and ShoreTel also received the highest customer service score among all providers in the study in both Enterprise IP Telephony and Midmarket Unified Communications.

ShoreTel ranked best in customer loyalty in more technology segments than any other vendor in the study, outperforming Avaya, Cisco, IBM, and Microsoft. In the Midmarket, Enterprise Unified Communications, and Enterprise IP Telephony segments ShoreTel had the highest percentage of customers who plan to stay with their provider for the next two years.

Lastly, as for value, the Nemertes study found it to be the most important criteria to customers in Enterprise IP Telephony, and ShoreTel received the highest value score among all competitors in the study.

ShoreTel's Innovation Network Grows to 85 Partners

ShoreTel announced that its Innovation Network has grown to 85 partners. The Innovation Network enables application developers to leverage ShoreTel's open architecture to develop hardware, software, and services that enhance and extend the capabilities of ShoreTel's UC and enterprise contact center solutions.

ShoreTel's Innovation Network technical experts support customers, technology providers and software developers to build advanced, integrated applications on ShoreTel's open platform using commonly known and widely accepted techniques.

As a result, the Innovation Network creates an opportunity for ShoreTel to extend the features and operability of its solutions in a low-cost, high-quality development environment.

ShoreTel Enterprise Contact Center Receives 2014 CUSTOMER Contact Center Technology Award

TMC's CUSTOMER magazine named ShoreTel Enterprise Contact Center as a 2014 CUSTOMER Contact Center Technology Award winner for demonstrating innovation, quality and unique features which have had a positive impact on the customer experience.

ShoreTel offers flexible contact center solutions - from smaller, less formal environments to large organizations requiring multichannel, sophisticated routing, enhanced reporting options, self-service and outbound campaign capabilities. Built on the highly reliable ShoreTel unified communications system, ShoreTel Enterprise Contact Center easily connects internal and external customers to the right agent at the right time.

This ninth-annual Contact Center Technology Award, presented by CUSTOMER Magazine, honors vendors and technologies that have embraced technology as a key tool for customer service excellence.

Brilliantly Simple Mobile Video Collaboration Now Available with ShoreTel Sky Mobility

In December 2014, ShoreTellaunched an update to ShoreTel Sky® Mobility that empowers ShoreTel users with mobile-enabled video conferencing capabilities. ShoreTel Mobility 8 is now available for ShoreTel Sky users, bringing functionality previously made available to on-premises customers to the cloud.

ShoreTel Sky Mobility makes it easy to communicate via video between iOS® and AndroidTM smartphones and tablets using the ShoreTel Sky Mobility Client, with single touch video calling from the keypad. Point-to-Point video within the enterprise is supported and video calls can be placed over local or remote Wi-Fi and cellular networks. The ability to add video to existing voice calls or revert a video call to voice-only is also supported.

Another enhancement to the ShoreTel Sky Mobility client is the addition of the "join" button for one-touch audio bridge login, which frees users from juggling apps while trying to memorize numbers and passcodes. The "join" button also works with third-party Web collaboration tools.

Business Outlook

ShoreTel is providing the following outlook for its fiscal third quarter of 2015 ending March 31, 2015:

  Total revenue is expected to be in the range of $84.0 million to $90.0 million.
  Non-GAAP gross margin, which excludes approximately one and one-half percentage points in stock-based compensation charges, amortization of acquisition-related intangibles and other charges, is expected to be in the range of 61.5 percent to 62.5 percent.  GAAP total gross margin is expected to be in the range of 60 percent to 61 percent.
  Non-GAAP operating expenses, which exclude approximately $2.5 million in stock-based compensation expenses, amortization of acquisition-related intangibles and other charges, are expected to be in the range of $51.0 million to $52.0 million.  GAAP total operating expenses are expected to be in the range of $53.5 million to $54.5 million.

ShoreTel is providing the following updated outlook for its Hosted revenues for the fiscal year 2015 ending June 30, 2015:

  Hosted revenues for the fiscal 2015 year are now expected to grow around 20% compared to fiscal 2014. The company is projecting the revenue associated with regulatory and telecom fees to be lower than previously expected. Revenue from the core hosted offering, including profiles and applications, continues to perform slightly above the company's prior forecast.

Conference Call Information

The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on Wednesday, January 28, 2015. To access the conference call, dial + 1-866-652-5200 for callers in the U.S. or + 1-412-317-6060 for international callers and ask to join the ShoreTel call.

A live webcast will be available in the Investor Relations section of the Company's corporate website at http://ir.shoretel.com/ and an archived recording will be available beginning approximately two hours after the completion of the call. An audio telephonic replay of the conference call will also be available beginning approximately one hour after the completion of the call until February 4, 2015 by dialing + 1-877-344-7529 for callers in the U.S. or + 1-412-317-0088 for callers outside the U.S. and providing the conference identification number of 10058876.

Use of Non-GAAP Financial Measures

ShoreTel reports all required financial information in accordance with generally accepted accounting principles in the United States ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company's performance as it excludes non-cash charges, other non-recurring adjustments and related tax adjustments, that many investors feel may obscure the company's true operating performance. Likewise, management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider stock-based compensation charges and amortization charges related to acquisition-related intangible assets and the related tax adjustments, which are non-cash charges, or other non-recurring items in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measures following the text of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws, including, without limitation, statements by Don Joos, statements regarding future growth, and statements regarding market demand, product and technology introductions, benefits of the innovation network and statements in the "Business Outlook" section regarding ShoreTel's anticipated future revenues, gross margins, operating expenses (on a GAAP and non-GAAP basis) and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the intense competition in our industry, our reliance on third parties to sell and support our products, our ability to continue to grow our cloud-based solutions, our ability to grow or maintain our premise products, supply and manufacturing risks, the impact of service disruptions or security breaches, uncertainties related to global operations, our ability to control costs as we expand our business, our ability to attract, retain and ramp new personnel, potentially longer sales cycles, uncertainties inherent in the product development cycle, our ability to identify and execute on strategic opportunities; ability of third parties to successfully market and sell our products, uncertainty as to market acceptance of new products and services, the potential for litigation in our industry, the uncertain impact of global economic conditions, including impact on customers' purchasing decisions, and other risk factors set forth in ShoreTel's Form 10-K for the year ended June 30, 2014, and in its Form 10-Q for the quarter ended September 30, 2014.

Related Links & Conversation

  Subscribe to ShoreTel's blog.
  Follow ShoreTel on Twitter and Facebook.
  Read ShoreTel Customer Success Stories.
  Bookmark this Unified Communications Glossary.

About ShoreTel

ShoreTel, Inc. (NASDAQ: SHOR) is a leading provider of brilliantly simple IP phone systems and unified communications solutions. Its award-winning on-premises IP-PBX solution and cloud-based hosted phone system eliminate complexity and improve productivity. Recognized for its industry-leading customer experience and support, ShoreTel's innovative business phones, application integration, collaboration tools, mobility, and contact center applications enable users to communicate and collaborate no matter the time, place or device, with minimal demand on IT resources. ShoreTel is headquartered in Sunnyvale, Calif., and has regional offices and partners worldwide. For more information, visit www.shoretel.com.

ShoreTel, ShoreTel Sky and the ShoreTel logo are trademarks or registered trademarks of ShoreTel, Inc. in the United States and/or other countries. iOS is a trademark or registered trademark of Cisco in the U.S. and other countries and is used under license. Android is a trademark of Google Inc. All other trademarks, trade names and service marks herein are the property of their respective owners.

(Tables follow)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)
	As of	As of
	December 31,	June 30,
	2014	2014

ASSETS
Current assets:
Cash and cash equivalents	$ 67,427	$ 53,472
Short-term investments	8,255	2,673
Accounts receivable - net	31,427	33,758
Inventories	19,356	26,501
Indemnification asset	2,075	5,606
Prepaid expenses and other current assets	11,217	7,991
Total current assets	139,757	130,001

Property and equipment - net	20,273	19,601
Goodwill	122,750	122,750
Intangible assets	25,120	28,479
Other assets	2,875	3,119
Total assets	$ 310,775	$ 303,950

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 14,695	$ 16,975
Accrued liabilities and other	19,584	13,399
Accrued employee compensation	15,441	16,527
Accrued taxes and surcharges	10,115	12,186
Deferred revenue	50,450	46,937
Total current liabilities	110,285	106,024

Long-term deferred revenue	17,961	17,539
Other long-term liabilities	2,797	2,994
Total liabilities	131,043	126,557

Stockholders' equity:

Common stock	353,362	344,547
Accumulated deficit	(173,630)	(167,154)
Total stockholders' equity	179,732	177,393

Total liabilities and stockholders' equity	$ 310,775	$ 303,950

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue:
Product	$ 46,913	$ 46,557	$ 94,620	$ 94,239
Hosted and related services	25,763	21,719	50,654	42,458
Support and services	18,191	16,209	36,024	32,075
Total revenue	90,867	84,485	181,298	168,772
Cost of revenue:
Product	15,613	16,341	32,392	32,637
Hosted and related services	15,663	14,078	31,256	26,611
Support and services	4,301	4,207	8,582	8,489
Total cost of revenue	35,577	34,626	72,230	67,737
Gross profit	55,290	49,859	109,068	101,035
Gross profit %	60.8%	59.0%	60.2%	59.9%

Operating expenses:
Research and development	13,272	12,281	26,933	25,561
Sales and marketing	29,301	27,355	58,317	55,021
General and administrative	10,562	10,398	20,553	21,027
Legal settlements and related professional fees	8,422	-	8,422	-
Total operating expenses	61,557	50,034	114,225	101,609
Loss from operations	(6,267)	(175)	(5,157)	(574)
Other income (expense), net	(450)	(539)	(816)	(966)
Loss before provision for income tax	(6,717)	(714)	(5,973)	(1,540)
Provision for income tax	125	226	503	435
Net loss	$ (6,842)	$ (940)	$ (6,476)	$ (1,975)
Net loss per share:
Basic and diluted	$ (0.11)	$ (0.02)	$ (0.10)	$ (0.03)

Shares used in computing net loss per share:
Basic and diluted	63,728	60,809	63,348	60,177

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended				Six Months Ended
	December 31,				December 31,
	2014		2013		2014		2013
GAAP Product gross profit	$ 31,300		$ 30,216		$ 62,228		$ 61,602
Stock-based compensation charges	13	(a)	16	(a)	49	(a)	45	(a)
Amortization of acquisition-related intangibles	117	(b)	268	(b)	379	(b)	537	(b)
Non-GAAP Product gross profit	$ 31,430		$ 30,500		$ 62,656		$ 62,184
Non-GAAP Product gross margin	67.0%		65.5%		66.2%		66.0%

GAAP Hosted and related services gross profit	$ 10,100		$ 7,641		$ 19,398		$ 15,847
Stock-based compensation charges	293	(a)	183	(a)	636	(a)	232	(a)
Amortization of acquisition-related intangibles	834	(b)	817	(b)	1,667	(b)	1,566	(b)
Legal settlements and related professional fees	482	(e)	-	(e)	482	(e)	-	(e)
Non-GAAP Hosted and related services gross profit	$ 11,709		$ 8,641		$ 22,183		$ 17,645
Non-GAAP Hosted and related services gross margin	45.4%		39.8%		43.8%		41.6%

GAAP Support and services gross profit	$ 13,890		$ 12,002		$ 27,442		$ 23,586
Stock-based compensation charges	118	(a)	126	(a)	298	(a)	373	(a)
Non-GAAP Support and services gross profit	$ 14,008		$ 12,128		$ 27,740		$ 23,959
Non-GAAP Support and services gross margin	77.0%		74.8%		77.0%		74.7%

GAAP total gross profit	$ 55,290		$ 49,859		$ 109,068		$ 101,035
Stock-based compensation charges	424	(a)	325	(a)	983	(a)	650	(a)
Amortization of acquisition-related intangibles	951	(b)	1,085	(b)	2,046	(b)	2,103	(b)
Legal settlements and related professional fees	482	(e)	-	(e)	482	(e)	-	(e)
Non-GAAP total gross profit	$ 57,147		$ 51,269		$ 112,579		$ 103,788
Non-GAAP total gross margin	62.9%		60.7%		62.1%		61.5%

GAAP loss from operations	$ (6,267)		$ (175)		$ (5,157)		$ (574)
Stock-based compensation charges	2,046	(a)	2,083	(a)	4,585	(a)	4,197	(a)
Amortization of acquisition-related intangibles	1,773	(b)	1,974	(b)	3,689	(b)	3,881	(b)
Severance and Other	-	(c)	-	(c)	-	(c)	1,019	(c)
Legal settlements and related professional fees	8,904	(e)	-	(e)	8,904	(e)	-	(e)
Non-GAAP income from operations	$ 6,456		$ 3,882		$ 12,021		$ 8,523

GAAP net loss	$ (6,842)		$ (940)		$ (6,476)		$ (1,975)
Stock-based compensation charges	2,046	(a)	2,083	(a)	4,585	(a)	4,197	(a)
Amortization of acquisition-related intangibles	1,773	(b)	1,974	(b)	3,689	(b)	3,881	(b)
Severance and Other	-	(c)	-	(c)	-	(c)	1,019	(c)
Interest charge from change in fair value of purchase consideration	-	(d)	54	(d)	-	(d)	107	(d)
Legal settlements and professional fees	8,904	(e)	-	(e)	8,904	(e)	-	(e)
Deferred tax benefit (provision) arising from tax impact of above items	(436)	(f)	55	(f)	(562)	(f)	16	(f)
Non-GAAP net income	$ 5,445		$ 3,226		$ 10,140		$ 7,245

Non-GAAP net income per share:
Basic	$ 0.09		$ 0.05		$ 0.16		$ 0.12
Diluted (g)	$ 0.08		$ 0.05		$ 0.16		$ 0.12

Shares used in computing net income per share:
Basic	63,728		60,809		63,348		60,177
Diluted (g)	65,396		62,999		64,991		61,651

SHORETEL, INC.
GAAP TO NON-GAAP RECONCILIATION FOOTNOTES
(Amounts in thousands)
(Unaudited)

		Three Months Ended		Six Months Ended
		December 31,		December 31,
		2014	2013	2014	2013
(a)	Stock-based compensation included in:
	Cost of product revenue	$ 13	$ 16	$ 49	$ 45
	Cost of hosted and related services revenue	293	183	636	232
	Cost of support and services revenue	118	126	298	373
	Research and development	461	402	1,119	966
	Sales and marketing	585	510	1,296	1,054
	General and administrative	576	846	1,187	1,527
		$ 2,046	$ 2,083	$ 4,585	$ 4,197

(b)	Amortization of acquisition-related intangibles included in:
	Cost of product revenue	$ 117	$ 268	$ 379	$ 537
	Cost of hosted and related services	834	817	1,667	1,566
	Sales and marketing	822	851	1,643	1,703
	General and administrative	-	38	-	75
		$ 1,773	$ 1,974	$ 3,689	$ 3,881

(c)	Severance and other expense included in:
	Research and development	$ -	$ -	$ -	$ 674
	Sales and marketing	-	-	-	172
	General and administrative	-	-	-	173
		$ -	$ -	$ -	$ 1,019

(d)	Interest charge from change in fair value of purchase consideration included in Other Expense	$ -	$ 54	$ -	$ 107

(e)	Legal settlements and related professional fees included in:
	Cost of hosted and related services	$ 482	$ -	$ 482	$ -
	General and administrative	8,422	-	8,422	-
		$ 8,904	$ -	$ 8,904	$ -

(f)	The deferred tax benefit (provision) arising from acquisition and tax impact of the items which are excluded in (a) to (e) above.
(g)	Potentially dilutive securities were not included in the calculation of diluted net loss per share for the periods which had a net loss because to do so would have been anti-dilutive.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FOR Q3 2015 PROJECTIONS
(Amounts in thousands)
(Unaudited)

	Three Months Ending
	March 31, 2015

	High	Low
GAAP gross profit %	61.0%	60.0%
Adjustments for stock-based compensation and acquisition-related intangible asset amortization	1.5%	1.5%
Non-GAAP gross profit %	62.5%	61.5%

Total GAAP operating expenses	$ 54,500	$ 53,500
Adjustments for stock-based compensation and acquisition-related intangible asset amortization	2,500	2,500
Total non-GAAP operating expenses	$ 52,000	$ 51,000

Investor Contact:
Barry Hutton
Director, Investor Relations
408-962-2573
bhutton@shoretel.com

Logo - http://photos.prnewswire.com/prnh/20131118/MM19469LOGO